Exhibit 10.2

AGREEMENT

between

EL DORADO CHEMICAL COMPANY

and

INTERNATIONAL ASSOCIATION OF
MACHINISTS AND AEROSPACE WORKERS,
AFL-CIO
LOCAL NO. 224

Effective: October 17, 2010

EL DORADO CHEMICAL COMPANY
El Dorado, Arkansas

(i)

(ii)

(iii)

PREAMBLE

    This Agreement is made and entered into by and between EL DORADO CHEMICAL COMPANY (hereinafter referred to as the “Company”), and the INTERNATIONAL ASSOCIATION OF MACHINISTS AND AEROSPACE WORKERS, AFL-CIO, LOCAL NO. 224 (hereinafter referred to as the “Union”), which the Company recognizes as the sole bargaining agent for the Maintenance employees of the Company at its chemical plant located north of El Dorado, Arkansas, who are eligible for membership in the Union in accordance with the Labor Management Relations Act of 1947.

    Our future success and security requires that we foster a plant culture which underscores the importance of teamwork and focuses on customer satisfaction, methods improvement, demands mutual respect and promotes high morale.  We must be prepared to meet the needs of changing circumstances and seize opportunities provided.  The Company, the Union and all employees are committed to doing so.

    We appreciate qualities and values such as pride in what we do, taking ownership of responsibility, dedication, cooperation, efficiency and optimism. Everyone who depends upon EDC recognizes the importance of creating and maintaining a safe and clean workplace and wants a plant which promotes fair treatment, quality work, and productive, profitable and efficient operations.  We each accept and share the responsibility to do our parts to make that happen.

ARTICLE I
APPLICATION OF AGREEMENT

    The Company hereby recognizes the Union as the exclusive bargaining agency for the employees of the Company at said plant who work in the capacities hereinafter stated in this Article I.

    (a)           All Maintenance employees, as described in Exhibit "A", engaged in the installation, maintenance and repair of machinery and equipment, but excluding all production, chemical and operating employees, shipping attendants, office and clerical employees, managers, supervisors and guards.

ARTICLE II
PERIOD OF AGREEMENT

    This Agreement shall remain in full force and effect for a three year contract term commencing October 17, 2010, at 12:01 a.m., and ending 12:00 midnight, October 16, 2013.  At reasonable times after August 1, 2013, the parties will meet to attempt to negotiate a new contract to be effective for the period beginning after midnight, October 16, 2013.

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ARTICLE III
MANAGEMENT RIGHTS CLAUSE

    The Union expressly recognizes that the Company has the exclusive responsibility for and authority over (whether or not the same was exercised heretofore) the management, operation and maintenance of its facilities and, in furtherance thereof, has, subject to the terms of this Agreement, the right to determine policy affecting the selection, hiring, and training of employees; to direct the work force and to schedule work; to institute and enforce reasonable rules of conduct; to assure discipline and efficient operations; to determine what work is to be done, what is to be produced and by what means; to determine the quality and quantity of workmanship; to determine the size and composition of the work force; to determine the allocation and assignment of work to employees; to determine the location of the business, including the establishment of new locations or departments, divisions, or subdivisions thereof; to arrange for work to be done by other companies or other divisions of the Company; to alter, combine, or eliminate any job, operation, service, or department; to sell, merge or discontinue the business or any phase thereof; provided, however, in the exercise of these prerogatives, none of the specific provisions of the Agreement shall be abridged.  The Company will not use the vehicle of subcontracting for the sole purpose of laying off employees or reducing the number of hours available to them.

ARTICLE IV
CHECK-OFF OF UNION DUES and UNION MEMBERSHIP

    Upon receipt of a signed authorization by an employee requesting deductions from his wages for his monthly union dues, the Company agrees to honor such authorization according to its terms during the life of this Agreement.  The form shall be furnished by the Union.

    The Financial Secretary of Local 224, IAM-AW, shall, from time to time, notify the Company in writing of the amount of the monthly deduction to be made, from time to time, under this authorization.  All money so deducted by the Company shall be paid to the Union on or before the end of the month during which deductions are made.  Upon receipt of written request by current employees as of October 17, 2010, the Company shall, after thirty (30) days’ notice, discontinue dues deduction.

ARTICLE V
SENIORITY

Section 1.  Length of Service.

    Length of service in the bargaining unit and with the El Dorado Plant shall, in that order, govern the promotion, demotion, and transfer of employees.

Section 2.  Order of Seniority.

    An employee's seniority shall be determined as follows:

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Order of Importance                                Seniority

1st                                                                Bargaining Unit
2nd                                                               Plant

Section 3.  Eligibility for Seniority.

    An employee shall be first entitled to seniority in the bargaining unit when he has been continuously employed in that unit for 180 days; his seniority dating from the date of the beginning of such employment.

    However, an employee who has been employed in the bargaining unit, who has been laid off prior to his having been employed therein for 180 days continuously, and who is reemployed in the bargaining unit within 180 days from the date upon which he is laid off, shall, upon such reemployment, be entitled to have the number of days which he has worked in the bargaining unit, during the period of his most recent previous employment herein, included in any subsequent computation of his seniority in the bargaining unit and shall be entitled to seniority when he has accrued 180 days on that basis.

    The Company shall have the right to layoff or discharge, without cause, any employee who has not worked in the bargaining unit a sufficient length of time to gain seniority, and such action on the part of the Company shall not be the subject of a grievance on the part of the Union under any provision of this Agreement.

Section 4.  Filling Vacancies.

    (a)           Temporary and permanent vacancies will be filled only when the Company sees a need to fill the vacancy.  In the event the Company sees a need to fill a vacancy, it will be filled by the employee having the most bargaining unit seniority, who desires the job, and who possesses a skill of the group in which the vacancy occurs.  Any person so promoted must accept the duties and responsibilities of the job.

    (b)           When there is a permanent vacancy in a group and the Company sees a need to fill that vacancy, the Company shall post promptly, and keep posted for fifteen (15) days, notice on its bulletin board of the job vacancy.  It shall be the duty of an employee who feels himself entitled to such job on account of his seniority to file his sealed bid for such job with the Plant Manager or his representative, and send a copy thereof to the Chairman of the Shop Committee within said 15-day period.  In order to be considered valid, a bid must be signed, dated, and deposited in a locked box marked "I.A. of M. and A.W. Bids" located at the plant entrance gate.

    Immediately upon expiration of the posting period of fifteen (15) days, the names of all bidders will be posted on the bulletin board, and the bidder having the most seniority and who desires the job shall be assigned to the group and receive the "C" Mechanic rate of pay if he possesses the necessary skill.  In the event no qualified bidder possessing the necessary skill bids on the vacancy, the Company may hire a qualified employee from the outside.

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    If he does not possess the skill, he will be reduced to the rate that compares to his previous experience beginning not later than the beginning of the work week following the week in which the successful bidder is determined, provided the successful bidder is available to report for work on that day.

    If the group vacancy is not filled by the procedure set forth above and the Company sees the need to fill the vacancy, a first-year "E" Mechanic job will be posted for filling outside the bargaining unit.

    Notwithstanding any other provisions of this subsection (b), it is agreed that the Company shall have the right at any time during said 15-day posting period to withdraw the posting of a new job in the event the Company decides that such job need not be filled.

    (c)           Should an employee within a group who is entitled to a promotion desire to waive his opportunity for that promotion, he shall do so by signing a waiver.

    (d)           In the event that it becomes necessary to establish a permanent rotating shift the Company will notify the Shop Committee to discuss the procedure and shift to be implemented at least thirty (30) calendar days before establishing such shift.

    (e)           In addition to the hourly rates, employees who are regularly assigned to a specific shift shall be paid a shift differential of forty cents ($.40) for each hour worked on the evening shift and eighty cents ($.80) for each hour worked on the graveyard shift.  For payroll purposes, employees who are regularly assigned to a three shift rotating schedule shall receive shift pay averaged over all three shifts (forty cents ($.40) per hour).

NOTE:  Maintenance personnel who are not regularly assigned on a rotating shift basis or to the evening or graveyard shift will receive shift differential in accordance with the August 3, 1989, Letter of Understanding (regarding turnarounds and major maintenance projects).

Section 5.  Qualifications for Job.

    (a)           It is not the intention of the parties to this Agreement that any employee shall be permitted to work on a job when he is not qualified to perform the work which that job requires.  However, if, in the opinion of the Company, an employee is not qualified for a particular job to which he would otherwise be entitled by virtue of his seniority, and the Company determines that an employee's application for the job shall be denied on the basis of his lack of qualifications, the Company shall notify the Chairman of the Shop Committee and the employee involved of their decision, at least five (5) days prior to the date upon which any other employee is permanently assigned to the job.

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Section 6.  Seniority List.

    Seniority lists will be compiled on April 1 and October 1 and will be available to all employees.  One copy of each seniority list will be furnished to the Shop Committee.

Section 7.  Seniority Accrued.

    Each employee shall retain the seniority accrued to him based upon actual service at the El Dorado Plant.

Section 8.  Seniority - Outside Assignments.

    Any employee, after having established seniority under the provisions of this Agreement, who is temporarily assigned to another job by the Company (outside the bargaining unit) shall continue, for not more than ninety (90) days per calendar year, on a cumulative basis, to accrue seniority on his regular classification during such period of temporary assignment.  If such employee works more than ninety (90) days per calendar year on a cumulative basis, he shall forfeit one (1) day of bargaining unit seniority for each day in excess of ninety (90) days worked outside of the bargaining unit during that calendar year.   The 90 day limit will begin if/when an employee is removed from the duty list and/or call-out list.

Section 9.  Discharges and Reemployment.

    When there is a reduction in the number of employees in the bargaining unit, the employee last employed in the bargaining unit shall be the first employee laid off.  The employee laid off through no fault of his own, who has the greatest bargaining unit seniority, shall (subject to the following provisions of this Article) be the person first reemployed in the event additional employees are employed, provided that the person is qualified to perform the duties of the job to which he would be assigned on reemployment.

    A person who has worked in the bargaining unit sufficiently long to be entitled to seniority in that unit, and who is laid off through no fault of his own, who has kept his current address on file with the Company, and who continues to be entitled to seniority under the terms of this Agreement shall (subject to the following provisions of this Article) be given first consideration for reemployment.

    If reemployment is available for any such person, the Company shall so notify him by letter (with a copy of such letter to the Chairman of the Shop Committee), addressed to him at his address then on file with the Company, and he shall be allowed fifteen (15) days from the date upon which said letter was mailed, or until he no longer retains his accrued seniority as provided in Section 10 of this Article V (whichever is the shorter period), in which to notify the Company in writing of his desire to return to work.  In the event he delivers such notice, he shall be allowed seven (7) days from the date of the delivery thereof to report for work; provided, however, if the employee involved is, on the date which he would otherwise be required to report for work totally disabled to work, he shall, on or before that date, deliver to the Company a statement in writing from a licensed

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physician stating that he is so disabled, in which event the period within which he shall be permitted to return to work shall be extended ninety (90) days.

Section 10.  Status of Employees Laid Off.

    The accrued seniority of an employee who has been laid off through no fault of his own shall continue to exist from the date of his layoff for the following periods:

Years of Service                                  Period Seniority to Exist

0-180 days	-0-

181 days to 2 years	Length of previously accrued seniority

2 years or more	2 years

Section 11.  Loss of Seniority.

    Seniority shall be lost and employment terminated for any of the following reasons:

(a)	Quitting.

(b)	Absence from work for three (3) consecutive days without having notified the Company, unless physically impossible to do so.

(c)	Discharge for just cause.

(d)	Failure to return at the expiration of a leave of absence or vacation.

(e)	If an employee misrepresents the reason for requesting a leave of absence.

(f)	If an employee fails to file for reinstatement within ninety (90) days following discharge from the U.S. Military Service.

(g)	Failure to return to work from layoff within the time specified in Section 9 of this Article.

(h)
At the end of the period specified in Section 10 of this Article, or upon earlier rejection after layoff of an offer of reemployment in a classification equal to the classification from which laid off.

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ARTICLE VI
HOURS OF WORK AND OVERTIME

Section 1.  Hours of Work.

    (a)           Regular base hours of work shall be eight (8) hours per day and forty (40) hours per week.

    (b)           The work week shall begin at 12:01 a.m. each Monday and end at 12:00 midnight the following Sunday.  The work day shall begin at 12:01 a.m. and end at 12:00 midnight.

    (c)           The work week shall normally be five (5) consecutive 8-hour days, Monday through Friday, and will normally begin work at 7:00 a.m. and end at 3:30 p.m. with a 30-minute lunch period from 12:00 noon to 12:30 p.m.

    (d)           No employee shall be required to work more than twelve (12) hours during any normal work day except in case of an emergency.

    (e)           All employees shall be expected to report to work promptly at the scheduled time.

    (f)           No employee shall be allowed to work more than sixteen (16) continuous hours nor more than sixteen (16) hours in any one day except in the case of an emergency.  However, an employee will be allowed to complete his regularly scheduled hours of work as provided in Sections 5, 8 and 10 of this Article VI.

    (g)           Maintenance overhauls may be staffed on 8-hour, 10-hour, or 12-hour shifts as may be necessitated by the needs of the operation.

    The Company will specify and select the number and classifications of personnel on each shift by work group classification for each particular overhaul on a shift basis.  Preference to shifts will be governed by the employee's bargaining unit seniority.  Shift change notice will be handled as outlined in Article VI, Section 3.  In the event there are insufficient qualified personnel on each shift, the Company shall have the right to assign qualified personnel as needed.

Section 2.  Overtime and Call-Out Pay Rates.

    (a)           Overtime and call-out rates shall be one and one-half (1-1/2) times the regular rate and shall be paid for all work performed in excess of forty (40) hours per week, continuous actual work in excess of eight (8) hours, and for all work performed as a result of call-out and for hours worked outside an employee's regularly scheduled hours.

    (b)           Any employee who works over, beyond his regular scheduled work day, shall be paid a minimum of three (3) hours at straight time.  If the employee is required to stay over beyond his regular scheduled work day to attend meetings or to receive training, and no production work is

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involved, he will receive pay for actual time spent at one and one-half (1-1/2) times his regular rate of pay, providing he has received a minimum of twenty-four (24) hours' notice in advance.

    (c)           No employee shall work overtime without the approval of his Foreman.

Section 3.  Shift Change Notice.

    (a)           The Company shall pay each employee one and one-half (1-1/2) times his regular rate of pay for the first shift of a rearranged work schedule if the employee whose shift is changed shall not have been notified of the change at least twenty-four (24) hours prior to the beginning of said first shift.  If notice of employee's shift change shall be posted on his regular day off, notice of the change shall be posted at least seventy-two (72) hours prior to the beginning of said first shift.  Any notice required to be given to an employee under the provisions of this Section 3 may be given by written notice posted on the general bulletin board of the Company and the bulletin board of the Union, and each employee named in any notice shall be deemed to have received the notice at the time copies of said notices are posted on said boards.

    (b)           The changing of an employee's shift, incident to the return of an employee from sickness or accident, shall not be considered a change in shift within the meaning of this Section 3, unless the absent employee has given the Company at least seventy-two (72) hours' notice of his intention to return to work and the time at which he will return to work by notifying his supervisor.

    (c)           The changing of an employee's shift from 7:00-3:30 to 7:00-3:00, or from 7:00-3:00 to 7:00-3:30 will not constitute a shift change.

    (d)           A change in shift at the request of an employee shall not be considered a change in shift for the purpose of this Section 3.

    (e)           No employee shall lose any time from his normally scheduled 40-hour week occasioned by any shift change.

Section 4.  Meal Time.

    (a)           If a "Day Person" is instructed to and continues to work overtime past 6:00 p.m., he shall be allowed a 30-minute period beginning at 6:00 p.m. for supper on Company time; and if said "Day Person" then continues to work additional overtime, he shall be allowed a 30-minute lunch period on Company time; each such period to begin at the end of four (4) hours of additional continuous overtime worked after 6:30 p.m.

    (b)           Any employee called for work outside of his regular working hours, who is required to work more than four (4) consecutive hours outside his regular hours, shall be allowed a 30-minute period for a meal on Company time at the end of the fourth consecutive hour and at the end of each consecutive 4-hour period thereafter that said employee continues to work outside his regular hours.

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Section 5.  No Reduction of Work Week as Result of Overtime.

    No employee will be required to take any time off from his regular work week because of overtime worked in that or any other week.  If an employee is required to work on his day off, he shall not be forced to take another day off in lieu thereof.

Section 6.  Computation of Overtime.

    For the purpose of computing overtime under this Article, the exact time worked, rounded to the nearest quarter hour, shall be accounted for, which shall be paid for at the overtime rate.

    There shall be no duplicate payment for daily overtime and weekly overtime.  If daily overtime is greater in any one work week, only daily overtime shall be paid, or if weekly overtime is greater in any one work week, only weekly overtime shall be paid.  There shall be no pyramiding of overtime.

Section 7.  Distribution of Overtime and Call-Out Time.

    Overtime work opportunities shall initially be distributed, as equitably as practicable, within each work group where the overtime is required in accord with the Company's distribution policy.  The Company may then offer such work to employees in other work groups who are qualified.

    For the purpose of distributing overtime, the Company will submit a list, biweekly, to the work group steward showing the overtime worked, refused and overtime standing of each employee covered within the group.

    Each employee who is requested to report for overtime duty shall report at the required time unless he shall first obtain permission from his supervisor to be relieved of such duty.

Section 8.  Call-Out.

    An employee who is called out and reports for work outside his regular working hours shall work until excused by the person then supervising his work; provided that no one shall be required to work longer than is provided in Section 1(d) of this Article.  An employee who is called out and reports for work shall be paid a minimum for four (4) hours at time and one-half (1-1/2), even though the full four (4) hours may not be worked because no work is available, or he does not work at all because no work is available.  An employee called for such work, which works continuously until the beginning of his regular hours of work and continues to work during the regular hours of his scheduled work, shall not be considered to have had a change in shift within the meaning of Section 3 of this Article VI.

    A description of the work or jobs to be done, or the problem necessitating the call-out, is provided as accurately as possible by the supervisor and/or operator in order that the person being called may judge: (a) whether or not he has the ability to do the work, and (b) about how long he may have to work.  It is not intended to have a person come out on one job, then surprise him with a

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list of additional jobs to be done.  However, due to emergencies, it cannot be guaranteed that he will only be required to do what he was called for.

    Notwithstanding the fact that an employee has been called out for work, such employee shall perform his regular work schedule during the remainder of the work week in which such call-out occurs unless excused from such work.

    If an employee is called out for work and works until the beginning of his regular work schedule, the call-out will be considered as ending at the beginning of his regular schedule.

Section 8A.  Advance Scheduling of Overtime.

    Overtime may be scheduled up to three (3) weeks in advance of the actual time required.  In the event the scheduled overtime is cancelled, eight (8) hours' notice will be given or a call-out will be paid.

Section 8B.  Right to Assign Qualified Personnel.

    In the event overtime distribution and call-out procedures do not provide the Company with sufficient, qualified personnel to perform the overtime work, the Company shall have the right to assign such work to qualified personnel.  The performance of such work is mandatory.

Section 9.  Holiday Pay.

    The following days shall be considered holidays and normally no work will be performed on the designated holidays except in cases of emergency, around-the-clock shift work, and in those crafts where work is necessary for continued operations:

       1.           New Year's Day
       2.           Good Friday
       3.           Memorial Day
       4.           July Fourth
       5.           Labor Day
       6.           Columbus Day
       7.           Thanksgiving Day
       8.           Day after Thanksgiving
       9.           Last work day before Christmas holiday
       10.           Christmas Day

    When any of these holidays fall on Sunday, the following Monday will be observed as the holiday.

    When any of these holidays fall on Saturday, the preceding Friday will be observed as the holiday.

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    Each employee who is not required to work and who does not work on a holiday shall be paid a bonus equivalent to eight (8) hours at his regular rate at straight time pay, providing he has worked his last scheduled work day immediately preceding the holiday and his first scheduled work day following the holiday unless the failure to work these days is because of confirmed illness or accident no more than five (5) work days before or after the holiday, unless the employee was excused in advance by the Company.

    An employee who works on the holiday will receive holiday pay equivalent to the actual hours worked on the holiday, up to a maximum of twelve (12).  The Company retains the right to schedule employees to work and the amount of hours worked on holidays.

Section 10.  Reporting for Work and Not Used.

    Except when no work is available due to Act of God, such as fire, flood, explosion, or tornado, an employee who reports for duty on his regular schedule shall be given the opportunity of working a full 8-hour shift.

ARTICLE VII
WAGE RATES AND CLASSIFICATIONS

Section 1.  Wages and Pay Period.

    The regular pay periods for employees subject to this Agreement will cover every two (2) scheduled work weeks, and checks will be available to the men on their regular shifts on the Friday following completion of the 2-week period.

    Each employee who works during the period beginning 12:01 a.m., October 17, 2010, and ending 12:00 Midnight, October 16, 2013, shall be paid for his work in that classification on the basis of the basic hourly wage rate for that classification shown on Exhibit "A" to this Agreement.  Each employee will be paid the applicable clothing allowances provided on Exhibit "A" to this Agreement.

Section 2.  Changes in Classification of Work.

    (a)           Each employee covered by any classification is expected to perform any duties to which he may be assigned within his classification or lower classification.

    (b)           It is understood and agreed by the parties hereto that two (2) work groups shall be recognized under this Agreement.  A tabulation of the groups with explanatory notes is made in Exhibit "B," Part 1, which is a part of this Agreement.

    (c)           All Maintenance personnel may be assigned to do any jobs that they have the ability to perform subject to the provisions of Article V, Section 5, and Article XIV, Section 5, of the current contract.

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    (d)           The Company reserves the right to increase or reduce, at any time and from time to time, the number of individuals employed in any group mentioned in Exhibit "B", Part 1, to that number of individuals which, in the opinion of the Company, are required to perform work in that group for maintaining the plant.  Any such increase or reduction of force in any group shall be made on the basis of bargaining unit seniority in that group.  The Company shall advise the employee(s) affected seventy-two (72) hours in advance of any permanent change in the number of persons who shall work in any classification.

Section 3.  Mechanic Classifications, Opportunities and Training

    A Committee of Company and Union representatives will meet and work collaboratively and efficiently to address issues regarding the training program and requirements, including the rotating Equipment Test and development of the Machinist Test.  Its major objective is to develop appropriate standards and expectations to help provide eligible unit members with the opportunity to be certified when relevant skill standards have been met.

    As questions or issues arise as to an individual’s eligibility or opportunity to e tested, they will be brought to the attention of this Committee.  The Committee will meet as needed with the General Manager to review progress and/or opportunities which may arise.

ARTICLE VIII
HANDLING OF GRIEVANCES

Section 1

    Nothing in this section shall prohibit the informal discussion and settlement of grievances between an individual employee and his supervisor.  If so requested by the employee, a representative of the Union, who may be an officer or steward, may be present at such informal discussions.  The formal grievance procedure shall be as follows:  The grievance will be reduced to the writing (on a form supplied by the Company) and shall state clearly, contract violations or causes.  The Company will respond in writing at all steps.

Step 1

    If the complaint is not settled informally, it may be submitted to his Maintenance Supervisor or his designee by the aggrieved employee and/or his Union Representative within 10 days excluding Saturday, Sunday and Holidays, of the aggrieved act.  The supervisor will give his answer within five days excluding Saturday, Sunday and Holidays.  Grievances settled in step 1 shall be on a non-precedent setting basis.

Step 2

    If the grievance is not settled in Step 1, the grievance may be referred within ten days, (following receipt of the Supervisor’s answer in Step 1) to the Maintenance Manager or his

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designee.  Maintenance Manager or his designee will meet with the shop steward for the discussion of the grievance and after meeting with the shop steward the Maintenance Manager or his designee will give his answer within seven days, excluding Saturday, Sunday and Holidays.

Step 3

    If the grievance is not settled in Step 2, the grievance may be referred within ten days, excluding Saturday, Sunday and Holidays (following receipt of the Maintenance Manager or his designee’s answer in Step 2) to the General Manager who will meet with the Union Officers and the International or District Lodge Representative after the meeting with the Union Officers/DBR the Company will answer within ten days, excluding Saturday, Sunday and Holidays.

    a)         If the grievance is not settled in Step 3, the grievance may be referred within 30 days, excluding Saturday, Sunday and Holidays, (following receipt of the Company’s answer in
Step 3) to arbitration.  If agreeable to both parties, mediation may be used prior to arbitration to resolve the grievance.

    The party desiring arbitration will make application to the Federal Mediation and Conciliation Service for a panel of seven arbitrators.  The Company and the Union shall alternatively strike until one arbitrator is left.  The notice to the FMCS shall contain a requirement that the arbitrator be available to hear the case in 90 days.  Both the Company and the Union shall have the right to reject two (2) panels submitted by the Federal Mediation and Conciliation Service.  The decision of the arbitrator shall be final and binding upon all parties to this agreement.  The arbitrator shall have no power to add to or subtract from or modify any of the terms of this agreement or any agreement made supplementary hereto, nor to establish or change any rate, but shall interpret and adjust grievances in accordance, herewith, and shall render his decision within 30 days from the close of the hearing or date post hearing briefs may be filed.  Such decisions are to be put into effect within 30 days of receipt.  The cost of the arbitrator shall be borne equally by the parties.

    b)           Time limits as provided herein may be extended by mutual agreement.

    If the Union considers that an employee has been discharged unjustly, the Committee shall file such claim within 15 days, excluding Saturday, Sunday and Holidays, with the Company at Step 3 in this procedure.

ARTICLE IX
SHOP COMMITTEE AND STEWARDS

Section 1.  Shop Committee.

    The Shop Committee, composed of four (4) members from the employee work force, and management representatives, shall hold regular meetings on a bimonthly basis.  It shall be the responsibility of the Shop Committee to submit a written agenda of each subject it wishes to discuss

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with the Company no less than forty-eight (48) hours before the day of any such meeting.  Only three (3) employees in any one group at any one time shall be a member of the Committee.

Section 2.  Stewards.

    (a)           A Steward and an assistant Steward may be elected in each work group by the employees of that group, and the Union shall submit to the Company, in writing, the names of each person so designated.  The Company shall consider the person so designated as Steward and assistant Steward of each work group until notified, in writing, to the contrary.

    (b)           Duly-elected Stewards or Committeemen shall be deemed to possess top ranking seniority for purposes of layoff and recall rights within his respective work group or classification while acting as such.

ARTICLE X
LEAVE OF ABSENCE

Section 1.  Personal Business.

    If an employee desires to be off on personal business (not emergencies), he may do so with the consent of the Company so long as he does not desire to be off over two (2) work weeks and provided that he gives the Company forty-eight (48) hours' notice of his desire to be absent and the length of time he desires to be off.  Upon completion of such leave, he will resume employment on the basis of uninterrupted service.

Section 2.  Union Business.

    (a)           The Company shall, upon a minimum of thirty (30) days' prior written request from an employee and the President of Local No. 224 of International Association of Machinists and Aerospace Workers, grant a leave of absence, extending not longer than fourteen (14) days, to the employee applying for such leave in order that he may, during that leave, engage in work pertaining to the business of Local No. 224 of International Association of Machinists and Aerospace Workers.

    Such a leave shall not be granted to more than one (1) employee at any one time.  Such employee shall not be granted such a leave for more than an aggregate of thirty (30) days in any one (1) calendar year.

    (b)           The Company shall grant (upon a minimum of sixty (60) days advance prior written request of an employee and the President or Vice President of International Association of Machinists and Aerospace Workers) a leave of absence for a period not to exceed one (1) year in order that the employee requesting such leave may, during the period of such leave, work as any employee of International Association of Machinists and Aerospace Workers.  Not more than one (1) employee shall be permitted to be absent from work at any one time on any such leave.

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Section 3.  Sickness or Accident.

    If an employee who has established seniority is out of service due to occupational injury or occupational disease suffered or contracted while he is in the employment of the Company, he shall retain his seniority accrued at the date of his disability and continue to accrue seniority for a period of twenty-four (24) months or length of previously-accrued seniority, whichever is less, during the period of his disability as a result thereof.  If an employee who has established seniority is out of service due to nonoccupational injury or disease suffered while he was in the employment of the Company, he shall retain his accrued seniority for a period of twenty-four (24) months and will accrue seniority in the classification in which he was last regularly employed for a period of one (1) year.

    Under either of the above conditions, if an employee should accept an equal or better job elsewhere, his seniority shall be cancelled.

Section 4.  Notice to the Company.

    When an employee becomes aware of the fact that he is going to be absent from work due to sickness, accident, or other emergency, he must notify his supervisor as far in advance of his scheduled shift as he/she has knowledge of such intended absence, but no less than one (1) hour before the time he is due to report to work.  In the event the employee cannot contact his Supervisor, it is permissible to contact any member of Management.

Section 5.  Military Reserve Training.

    (a)           Any regular employee (not probationary) may be granted a special leave of absence for a period not to exceed fourteen (14) days, plus a reasonable period to cover travel time, when required for the purpose of engaging in a training program for Enlisted Reserve, Reserve Officers, or National Guard Encampment, provided:

1.	He furnishes the Company with a copy of orders from the military authorities calling him for duty; and

2.	He gives advance notice to his immediate supervisor so that arrangements may be made for his replacement during the period of his leave.

    (b)           Only one (1) leave of absence for Military Reserve Training shall be granted to any employee during a calendar year.

    When an employee is out of work for the reasons set forth herein, FMLA and relevant insurance coverage will be applied for the initial twelve (12) weeks of his leave.  After the initial twelve (12) weeks, the employee will be entitled to continue health insurance coverage and at costs pursuant to his COBRA rights which will begin upon completion of the initial FMLA coverage.

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ARTICLE XI
VACATIONS

Section 1.

    Normal vacation accruals will be computed in accordance with the following provisions:

    (a)           Two weeks (80 hours) - after having accrued one (1) year's Company seniority;

    (b)           Three weeks (120 hours) - during the calendar year in which an employee accrues six (6) years’ plant seniority;

    (c)           Four weeks (160 hours) – during the calendar year in which an employee accrues twelve (12) years’ plant seniority.

    Employees will receive vacation pay at the wage rate (including any supplemental step-up pay which may apply) for the job they would have been working at the time of vacation.

Section 2.

    (a)           Normally, all vacations will begin with the first work day of the work week schedule.

    (b)           Vacation pay shall be based upon the straight time rate of an employee's regular classification at the beginning of the vacation and will be taken in accordance with his established work schedule.  If a holiday, as defined in Article VI, occurs during an employee's vacation period, the employee will receive pay for said holiday as defined in Article VI.

    (c)           Each employee must take his vacation during the vacation year (January 1-December 31) in which it falls due, subject to subsections (d) and (i) below.

    (d)           If an employee is not permitted to take his vacation in any calendar year in which it is due because the Company finds it not convenient to excuse him from work, he shall be paid a sum equal to the sum to which he would have been entitled for working at his regular job based on straight-time pay at normal working schedule during the last part of that year equal to the number of weeks' vacation to which he is entitled.

    (e)           Except with special permission of the Company, no employee shall be permitted to begin a vacation in any year within three (3) months of the date of the end of the vacation taken by him during the preceding calendar year, and any employee who has received pay in lieu of vacation for one (1) calendar year shall be entitled to his next annual vacation before March 1 of the following year, if it is practical for the Company to give him a vacation.

    (f)           An employee who (a) resigns, (b) retires, (c) is laid off as part of a reduction in forces, or (d) is granted a military leave under the provisions of Article XII, at a time when he has

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earned vacation to that date but has not taken, nor previously received pay in lieu of, shall be paid in lieu of any vacation he has earned to that date but has not taken, nor previously received pay in lieu of.

    Computation of vacation under this section will be earned at the rate of one-twelfth (1/12th) for each month from employee's anniversary date.  Sixteen (16) or more calendar days of employment in any calendar month will be considered a full month in computing vacation accruals.

    (g)           An employee will not be eligible for overtime or call-out during the period beginning with the first day of his vacation and until his first scheduled work day following completion of his vacation.

    (h)           In the event of the death of any employee who was then otherwise eligible for a vacation but who had not taken it, a sum of money equal to pay in lieu of such vacation shall be paid to the person(s) who shall be entitled to the personal property of such decedent.

    (i)           No employee shall receive pay in lieu of vacation except as provided in Article XI, Section 2(d).  However, when an employee is absent from work due to authorized occupational injury or illness, or personal sick leave, and has not returned to work by December 31, he may, at the Company's option, be permitted to take his vacation or receive vacation pay between January 1, and April 1 of the following year.

Section 3.

    The vacation schedule will be initiated January 2nd of each year for those eligible for vacation in that year.  Employees shall choose their vacation periods in order of their bargaining unit seniority.  The Company will, insofar as operations permit, arrange by choice and by seniority the employee's request in the vacation schedule.  An employee not submitting his vacation preference within a reasonable time after being contacted will have his vacation scheduled during the year at a time convenient to the plant operations.

    Normally, subject to operational requirements, the Company will permit from each Maintenance Work Group, a maximum of twenty (20%) percent of the active available employees to be on vacation at the same time.

ARTICLE XII
MILITARY LEAVE

Section 1.  Military Service

    The rights of employees of the Company who enter Military Service during the term of this Agreement will be governed in all respects by applicable laws.

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Section 2.  Pay in Lieu of Vacation.

    Each such employee who is entitled to a vacation under the vacation policy of the Company at the time he leaves to enter the Armed Forces, who elects not to take the vacation but to receive pay in lieu thereof, shall, upon furnishing to the Company a certificate from his commanding officer establishing the fact that he had been inducted into the military service, be paid the amount of money he would have received had he taken his vacation just prior to the beginning of his military leave.

ARTICLE XIII
PHYSICAL EXAMINATIONS

Section 1.  Periodical Examinations.

    The Company may, from time to time, require all employees to have periodical physical examinations by a doctor selected by the Company.  However, such examinations shall not be used for the purpose of discriminating against an employee.  Each employee shall receive his regular rate of pay for all time required to be examined as provided in this Section 1.

Section 2.  Certificate of Physical Fitness.

    In the case of an employee being absent from work due to illness or physical impairment, he may be required to present a certificate of physical fitness, signed by a licensed physician, before being readmitted to work.  This rule, however, shall not limit the right of the Company to require physical examination by a physician in the Company's service in exceptional cases of constantly recurring absence from duty.  Such examinations and certifications will be handled in accordance with relevant law.

Section 3.  Dispute Resolution.

    Notwithstanding any of the provisions of Article VIII of this Agreement, in case a dispute arises over the physical fitness of an employee to return to work or continue to work, a board of three (3) physicians shall be selected; one by the Company, one by the employee, and one selected by the two so named.  The decisions of the majority of this board shall be final and binding.

ARTICLE XIV
MISCELLANEOUS AND GENERAL

Section 1.  Tool Check-in Time.

    Employees will be allowed fifteen (15) minutes time to clean and check in their tools before quitting time, if such action is required by them.

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Section 2.  Discrimination.

    There shall be no discrimination by the Company against any employee with respect to any conditions of employment on account of his membership in this labor union, or on account of any activity undertaken in good faith in his capacity as a representative of other employees.  The Union shall not discriminate against any employee who is not a member of the Union.

    Where the male gender is used in this contract, it is intended to refer to both male and female.  It is a continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religion, sex,  disability, national origin, age or any other characteristic prohibited by applicable law.

Section 3.  Wage Rate Changes.

    There shall be no change in the basic hourly wage rates set forth in Exhibit "A" to this Agreement, or in the clothing allowance set forth in Exhibit "A" to this Agreement, during the term of this Agreement.

Section 4.  Safety Provisions.

    The Company shall continue to make reasonable provisions for the safety and the health of its employees at the plant during hours of their employment.  Protective devices from injury shall be provided by the Company.  Employees, subject to this Agreement, will abide by safe practice rules and regulations of the Company, and failure to do so may be considered grounds for dismissal.

    No employee shall be required to perform services which, in the considered judgment of the Company and the Union, seriously endanger his physical safety; his refusal to do such work shall not warrant or justify discharge.  If any employee refused to perform such work, representatives of the Company and the Union shall immediately attempt to decide the safety factor.  Should they be unable to agree, the decision of a representative of the Safety Department of the Company shall be obtained.  If the employee still feels an unsafe condition exists, he will not be required to perform that given job, and the Company will have the work done by any means it elects.

Section 5.  Discharges.

    It is agreed by and between the Company and the Union that the Company may, without limitation upon its right to discharge an employee for any other valid reason, discharge any employee, subject to this Agreement, for the violation of any of the Company's rules or regulations, which said rules and regulations heretofore have been approved by both the Company and the Union.

Section 6.  Recess Period (Smoking).

    Where an employee is required to work continuously in restricted and confined areas where smoking is not permitted, the Supervisor is authorized to grant a recess of not longer than ten (10)

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minutes to employees upon request, providing in his judgment, work conditions permit; however, no employee shall be granted more than two (2) such recesses in any one (1) normal work day.

Section 7.  Jury Duty.

    Each employee of the Company who is called for service upon any grand jury, petit jury or coroner jury shall, after furnishing to his Supervisor, a certificate in evidence of his jury service, be paid by the Company for each day which he serves upon said jury a sum equal to the difference between the amount he would have earned if he had been required to work for the Company on that day for the number of hours of his regular work schedule and the jury pay he received, with the provision that no such payment shall be made to an employee for jury service on any day during which, in accordance with his regular work schedule, he would not have worked for the Company.

Section 8.  Termination Pay.

    An hourly employee whose work comes within the scope of the Fair Labor Standards Act, and who has been continuously employed by the Company for one (1) year, shall, if discharged through no fault of his own, receive a sum equivalent to forty (40) hours' straight time pay at his regular rate, based upon his normal schedule of work, and twice that amount if he has been employed by the Company for a period of five (5) years.  No employee shall receive such termination pay more than once in any one (1) calendar year.

Section 9.  Contract Work.

    It is agreed that any classified work covering maintenance and repair of equipment and machinery now being done by employees of the Company shall not be contracted out as long as the Company has the necessary equipment and as long as there are qualified employees available to do the work.

Section 10.  Technical and Supervisory Employees.

    The Company may use technical and supervisory employees to install temporary test equipment to be used in evaluating conditions and/or performance of plant facilities.

Section 11.  Minor Maintenance.

    It is agreed that Operating Department personnel will perform minor maintenance functions.  Minor maintenance functions shall be similar in scope but not limited to the following examples:

1.	Tightening loose mechanical connections.

2.	Tightening leaking packing.

3.	Changing instrument charts.

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4.	Tightening piping fittings to stop minor leaks.

5.	Changing light bulbs.

6.	Hooking up loading and unloading lines.

Section 12.  Minor Operating Functions.

    Maintenance personnel may perform minor operating functions when requested by production supervision, but only when accompanied by a qualified member of the operations group.  Typical example: Assisting in closing or opening large block valves that are difficult for one person to handle.

Section 13.  Uniforms

    Employees are encouraged to elect to use the contractor service to supply them with uniforms.  Those who use the uniform service will be assured of the current level of shirts and pants and the winter jacket at $0.16/hour cost to employees with no cost to repair for the term of this Agreement, unless the employee terminates use of uniforms and returns damaged goods.

ARTICLE XV
VALIDITY OF CONTRACT

    In the event any of the provisions of this agreement may conflict with State or Federal statutes now existing or subsequently enacted or with legal executive orders or regulations or applicable court decision, the requirements of law shall overrule such provisions of this agreement, it being the intent thereof that neither the Company nor the Union may insist upon the observance of any provision hereof where the other party to the agreement is obligated by law to adopt a course in conflict with this agreement.  The remaining provisions of this agreement not affected thereby will remain in full force and effect.

ARTICLE XVI
NOTICE

    Any notice to the Company provided herein may be given by depositing same in the U.S. Mail in a sealed envelope, registered, postage prepaid, and addressed to:

El Dorado Chemical Company
P.O. Box 231
El Dorado, Arkansas  71731
Attention: Plant Manager

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    Any notice to be given to the Union may be given by depositing same in the U.S. Mail in a seal envelope, registered, postage prepaid, and addressed to:

Recording Secretary
International Association of Machinists
and Aerospace Workers, AFL-CIO,
Local No. 224
Box 1332
El Dorado, Arkansas

    A copy of notices should be likewise mailed to:

President, International Association of
 Machinists and Aerospace Workers
AFL-CIO Machinists Building
9000 Machinist Place
Upper Marlboro, Maryland  20772-2687

ARTICLE XVII
FUNERAL LEAVE

    Any employee in the bargaining unit shall be allowed to be absent from work to arrange for or attend the funeral of any one of the relatives of the employee hereinafter stated:

    (a)           If the deceased relative was the husband, wife, child, father, mother, brother, sister, grandfather, grandmother, or grandchild of the employee or spouse, the employee shall be permitted to be absent from work for a period not to exceed two (2) continuous days.

    (b)           If, to attend the funeral for the deceased relative, the employee travels to a point more than 100 miles from El Dorado, Arkansas, he shall be allowed such leave for an additional day with pay.

    The pay for each day's leave which the employee receives under the provisions of this Article shall be a sum equal to straight time for his regular schedule of work on the day involved.  There shall be no duplication of payment under provisions of this Article for any other employee benefits such as vacation pay, holiday pay, or sickness benefits payments.

    Any request for such time off with pay based on false statements will subject the employee making the request to immediate disciplinary action or discharge.

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ARTICLE XVIII
GROUP INSURANCE

Group Insurance and Pension.

    The Company and employees will share the entire cost of group insurance benefits for employees and employee dependents on the following basis, in the following employee enrollment categories, payable bi-weekly:

       a.           Employee
       b.           Employee and Children
       c.           Employee and Spouse
       d.           Family

    Medical claims utilization and fixed costs will determine the cost share assigned to each enrolled employee by enrollment category.

(1)	Effective January 1, 2011, the employee’s cost share of 23%, per pay period, will be based on the total claims utilization and fixed costs commencing November 1, 2009, through October 31, 2010.

The specific cost share amounts to be effective January 1, 2011, will be constant throughout that year.

(2)
Effective January 1, 2012, the employee cost share of 24%, per pay period, will be based on the total claims utilization and fixed costs during the period, commencing November 1, 2010, through October 31, 2011.

The specific cost share amounts, per pay period, to become effective January 1, 2012, will be constant throughout that year.

(3)
Effective January 1, 2013, the employee cost share of 25%, per pay period, will be based on the total claims utilization and fixed costs, during the period commencing November 1, 2011, through October 31, 2012.

(4)	Cap on employee contribution rate remain, but increase by 25% in January 2011, 27.5% in January 2012 and 30% in January 2013 in each category of coverage.

(See chart for dollar amounts)

The specific cost share amounts, per pay period, to be effective January 1, 2013, will be constant throughout that year.

Effective January 1, 2011, 2012, and 2013, of each year, the maximum employee cost share amounts, per pay period, are as follows:

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                2011                      23%
                2012                      24%
                2013                      25%

    If the total claims percentage cost share, per pay period, exceeds the capped rates shown below, the capped rates will apply.

	2010	2011	2012	2013
\MEDICAL		23%	24%	25%
Capped Rates:
Employee	$36.15	$45.19	$60.12	$81.41

Employee & Children	$67.13	$83.91	$111.64	$151.18

Employee & Spouse	$111.02	$138.78	$184.63	$250.02

Family	$142.00	$177.50	$236.15	$319.79

DENTAL
Employee	$10.15	$12.69	$16.88	$22.86

Employee Family	$26.35	$32.94	$43.82	$59.34

    Employees should refer to Summary Plan Descriptions for details of EDC Health Plan co-payments, deductibles, co-insurance coverage and periodic amendments as may be made from to time to time.

    Effective with the date of this Agreement, the Company agrees to pay the cost of employee’s short-term and long-term disability insurance which it provides and as may be amended from time-to-time as well as basic life insurance (twice an employee's annual income).

    Dental insurance coverage will be made available as an option.  The employee may elect to purchase the insurance by paying the premium each month, or by increasing the deduction amounts for the current group medical plan.

    The Savings Incentive Plan for Employees in effect on October 17, 2010, shall be continued during the term of this Agreement.

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ARTICLE XIX
NO STRIKE OR LOCKOUT

    There shall be no strike, sympathy strike, or lockout during the term of this Agreement for any reason.

ARTICLE XX
SERVICE WITH COMPANY

    The Company shall honor previous service at the El Dorado Chemical Company for purposes of seniority and vacation eligibility only.  Previous service at the plant, or any predecessor of the Company, shall not be credited for purposes of pension benefits.

ARTICLE XXI
CHANGE OR MODIFICATION OF AGREEMENT

Section 1

    If either party shall desire to change any provisions of the agreement; it shall give written notice of such desire to the other party by certified mail at least 60 days in advance of its expiration date.

Section 2

    The giving of notice provided in Section 1 shall constitute an obligation upon both parties to negotiate in good faith all questions at issue, with the intent of reaching written agreement prior to the expiration date.

Section 3

    If the parties have not reached agreement on or before the expiration date, all the provisions of the agreement shall remain in effect unless specifically terminated in accordance with the provisions of Article XXIII below.

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ARTICLE XXII
TERMINATION OF AGREEMENT

Section 1

    At any time after the expiration date, if no agreement on the question at issue has been reached, either party may give written notice to the other party of intent to terminate the Agreement in (not less than) 10 days.  All the provisions of the Agreement shall remain in full force and effect until the specified time has elapsed.  During this period, attempts to reach an agreement shall be continued.

Section 2

    In the event that parties fail to resolve their differences within the specified time, all obligations under this agreement are automatically canceled at the expiration thereof.  Provided, however, that nothing in the foregoing shall take away the right of the parties to mutually agree to a written extension of this Agreement.

    This Agreement may be opened for change by specific areas by mutual agreement of the parties without affecting the remainder of the contract.  Any changes must be ratified by the Union membership prior to implementation.

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IN WITNESS HEREOF, this instrument is executed on the 6th day of October, 2010, to be effective as of October 17, 2010, at 12:01 a.m.

EL DORADO CHEMICAL COMPANY

By:  /s/ Greg Withrow
Greg Withrow,  General Manager

INTERNATIONAL ASSOCIATIO OF MACHINISTS
AND AEROSPACE WORKERS AFL-CIO, LOCAL NO. 224

By: /s/ Larry G Booth
Larry G. Booth
Directing Business Representative

MEMBERS OF THE SHOP COMMITTEE:

/s/  Jim McKnight
Jim McKnight

/s/ Clay Barker
Clay Barker

/s/ Steve Taylor
Steve Taylor

/s/ Jason Arnold
Jason Arnold

/s/ Chris Smith
Chris Smith

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EXHIBIT "A"
BASIC HOURLY WAGE RATE

Classification	10/17/10	10/17/11	10/17/12

"A" Mechanic	$21.10	$21.31	$21.63
"B" Mechanic	$19.63	$19.83	$20.13
"C" Mechanic	$18.90	$19.09	$19.38
"D" Mechanic	$13.98	$14.12	$14.33
"E" Mechanic-New Hire	**	**	**
(First 180 Days)
** Rate of pay determined by Company on basis of employees qualifications.

    The Company shall have the right to select and appoint employee(s) as Lead.  In addition to the regular work of their classification, a Lead may be assigned to train, assist, assign employees, carry out the instructions of supervision, and to perform any other duties pertaining to the maintenance department, which may be assigned by management.  The selection of Lead personnel and the duration of their appointment is within the sole discretion of management.  While so assigned, Lead(s) shall receive a premium of one dollar ($1.00) above their regular hourly rate.

Specialist I	$23.28	$23.51	$23.86

Specialist II	$25.28	$25.53	$25.91

Specialist III	$27.28	$27.55	$27.96

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RATE CHANGES DURING TERM OF AGREEMENT

    The parties agree that the Company shall have the right to establish pay practices and rates which assure the Company’s ability to attract and retain skilled/qualified bargaining unit members.  Before implementation, the Company will discuss the rates and/or changes with the Union.

CLOTHING ALLOWANCE

    In addition to the hourly rates set forth in Exhibit "A", there shall be paid a clothing allowance of each hour worked, as indicated below:

          Clothing Allowance
          Per Hour
          $.16

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EXHIBIT "B"

RECOGNIZED MAINTENANCE WORK GROUPS

Group I - Mechanical

    Includes work ordinarily done by the following work groups:

       1 .Pipefitter, Plumber
       2. Welder, Lead Burner
      3. Heavy Duty Operator, Rigger
       4. Machinist
       5. General Mechanic
       6. Tank Car Repairman,
       7. Carpenter, Painter, Mason, Insulator, Concrete Finisher
       8. Rotating Machinery

Group II - Electrical/Instrumentation

    Includes work ordinarily done by:

       1. Electrician
       2. Instrument Repairman

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